EXHIBIT 99.1

Aerojet Rocketdyne Announces CFO Transition

EL SEGUNDO, Calif., Aug. 07, 2020 (GLOBE NEWSWIRE) -- Aerojet Rocketdyne Holdings, Inc. (NYSE:AJRD) announced today that Dan Boehle has been named as the company’s Chief Financial Officer. Boehle will report directly to CEO and President Eileen P. Drake and will be based out of the corporate headquarters in El Segundo, California.

“Dan brings a wealth of expertise in corporate finance and a strong track record of driving profitable growth,” said Aerojet Rocketdyne CEO and President Eileen P. Drake. “Dan’s extensive experience and focus on delivering value for shareholders has been a tremendous asset to our company and I look forward to his leadership as our CFO.”

Boehle joined Aerojet Rocketdyne in August 2017 as Vice President, Controller and Principal Accounting Officer. Over the last several years, he has led Aerojet Rocketdyne efforts to streamline Aerojet Rocketdyne’s finance and accounting practices to increase efficiency and reduce overhead expenditures.

Boehle previously worked for more than 15 years at Northrop Grumman Corporation where he served in positions of increasing responsibility, including Director for Aerospace Systems Sector Financial Planning, Reporting and Analysis as well as Corporate Assistant Controller and Director of Internal Audit. Boehle holds a Bachelor of Science in Accounting from Loyola Marymount University, a Master of Business Administration from UCLA’s Anderson School of Management and is a Certified Public Accountant.

“Dan’s selection reflects Aerojet Rocketdyne’s strong commitment to developing our world-class workforce, building highly capable teams and ensuring continuity of leadership,” said Drake. Boehle succeeds Paul Lundstrom, who will join Flex Ltd. as CFO on September 1, 2020 after nearly 4 years with Aerojet Rocketdyne. Lundstrom will be working closely with Boehle over the next few weeks to ensure a seamless transition.

“I want to thank Paul for his leadership and significant contributions to Aerojet Rocketdyne,” said Drake. “Paul has built an exceptionally strong team and his leadership transformed our company’s Finance department, drove significant value for shareholders and prepared us for a smooth CFO succession.”

As Chief Financial Officer, Boehle will serve as a member of the executive management team, participating in key decisions pertaining to strategic initiatives. In addition, he will direct the organization’s accounting practices, the maintenance of its fiscal records as well as the preparation and interpretation of financial reports for management and external groups.

About Aerojet Rocketdyne Holdings, Inc.
Aerojet Rocketdyne Holdings, Inc., headquartered in El Segundo, California, is an innovative technology-based manufacturer of aerospace and defense products and systems, with a real estate segment that includes activities related to the entitlement, sale, and leasing of the Company’s excess real estate assets. More information can be obtained by visiting the Company’s websites at www.rocket.com or www.aerojetrocketdyne.com.

Contact information:
Media: Steve Warren, vice president, communications 703-650-0278